                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                     EXCHANGE ACT OF 1934 (AMENDMENT NO.  )

     Filed by the Registrant [X]

     Filed by a Party other than the Registrant [ ]

     Check the appropriate box:

     [ ] Preliminary Proxy Statement        [ ] Confidential, for Use of the
                                                Commission Only (as permitted by
                                                Rule 14a-6(e)(2))

     [X] Definitive Proxy Statement

     [ ] Definitive Additional Materials

     [ ] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                       GENERAL DYNAMICS CORPORATION
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                (Name of Registrant as Specified in Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

     [X] No fee required.

     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and
         0-11.

     (1) Title of each class of securities to which transaction applies:

--------------------------------------------------------------------------------

     (2) Aggregate number of securities to which transaction applies:

--------------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

--------------------------------------------------------------------------------

     (4) Proposed maximum aggregate value of transaction:

--------------------------------------------------------------------------------

     (5) Total fee paid:

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     [ ] Fee paid previously with preliminary materials.

     [ ] Check box if any part of the fee is offset as provided by Exchange Act
         Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount previously paid:

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     (2) Form, schedule or registration statement no.:

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     (3) Filing party:

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     (4) Date filed:

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

                            [GENERAL DYNAMICS LOGO]

                                   NOTICE OF
                                 ANNUAL MEETING
                                      AND
                                PROXY STATEMENT
                                      2000

                            www.generaldynamics.com

[GENERAL DYNAMICS LOGO]

      March 31, 2000

      Dear Shareholder:

      You are cordially invited to our 2000 Annual Meeting of Shareholders to be held at the Fairview Park Marriott, 3111 Fairview Park Drive, Falls Church, Virginia 22042, on Wednesday, May 3, 2000, beginning at 9:00 a.m. The principal items of business at the meeting will be the election of directors and the selection of independent auditors for the coming year. In addition, two shareholders may bring matters before the meeting, as described in the accompanying Proxy Statement. Enclosed with the Proxy Statement are your Proxy card and General Dynamics' 1999 Annual Report.

      Your vote is important. Please carefully consider the matters to be presented. We encourage you to complete and sign the accompanying Proxy card and return it to us promptly in the envelope provided, or to use the telephone or internet voting systems, to ensure that your shares are represented at the meeting. Kindly indicate if you plan to attend the meeting so that we can send you an admission card.

                                          Sincerely yours,

                                          /s/ Nicholas D. Chabraja
                                          Nicholas D. Chabraja
                                          Chairman of the Board of Directors and
                                            Chief Executive Officer

3190 Fairview Park Drive
Falls Church, VA 22042-4523
Tel 703 876 3000
Fax 703 876 3125

                            [GENERAL DYNAMICS LOGO]

        NOTICE OF ANNUAL MEETING OF SHAREHOLDERS TO BE HELD MAY 3, 2000

The Annual Meeting of Shareholders of General Dynamics Corporation, a Delaware corporation (the "Company"), will be held at the Fairview Park Marriott, 3111 Fairview Park Drive, Falls Church, Virginia 22042, on Wednesday, May 3, 2000, at 9:00 a.m., for the following purposes:

     1. To elect directors to hold office for one year, until their respective successors are elected and qualified, except as provided in the By-Laws of the Company, as fully described in the Proxy Statement accompanying this Notice.

     2. To consider and act upon a proposal to select Arthur Andersen LLP as independent auditors to audit the books, records, and accounts of the Company for 2000.

     3. To consider and act upon the shareholder proposal appearing under the caption "Shareholder Proposal" in the accompanying Proxy Statement, if it is properly presented at the meeting.

     4. To transact all other business that may properly come before the meeting or any adjournment thereof, including, without limitation, the matter described under the caption "Other Information -- Other Matters" in the accompanying Proxy Statement, if it is properly presented at the meeting and subject to the limitations described therein.

We are enclosing a copy of the Company's 1999 Annual Report with this Notice and Proxy Statement.

The Board of Directors has fixed the close of business on March 6, 2000, as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting of Shareholders. It is important that your shares be represented and voted at the meeting. Please complete, sign, and return your Proxy card at your earliest convenience, or use our telephone or internet voting systems.

                                             By Order of the Board of Directors,

                                        /s/ David Savner

Falls Church, Virginia, March 31, 2000       David A. Savner, Secretary

                            [GENERAL DYNAMICS LOGO]

                                PROXY STATEMENT

                                                                  March 31, 2000

The Board of Directors of GENERAL DYNAMICS CORPORATION, a Delaware corporation (the "Company"), is soliciting your proxy (the "Proxy") for use at the Annual Meeting of Shareholders to be held at 9:00 a.m. on Wednesday, May 3, 2000, and at any adjournment or postponement thereof (the "Annual Meeting"). This Proxy Statement, the accompanying Notice of Annual Meeting of Shareholders, and the Proxy card are being forwarded to holders of the Company's Common Stock, par value $1.00 per share (the "Common Stock"), on or about March 31, 2000.

                               TABLE OF CONTENTS

Proposals Submitted for Vote................................    2
Questions and Answers Regarding Voting......................    4
Board of Directors of the Company...........................    6
       Biographical Information.............................    6
       Board Committees.....................................    8
       1999 Board Meetings..................................    9
       Director Compensation................................    9
       Transactions Involving Directors and the Company.....   10
Compensation Committee Report on Executive Compensation.....   11
Executive Compensation......................................   15
       Principal Executive Officers of the Company..........   15
       Summary Compensation.................................   16
       Stock Awards -- The Incentive Compensation Plan......   17
       Retirement Plans.....................................   19
       Employment Agreements and Other Arrangements.........   22
Ownership of Common Stock by the Principal Shareholders and
  Management................................................   23
Shareholder Proposal........................................   26
Other Information...........................................   28
       Other Matters........................................   28
       Section 16(a) Beneficial Ownership Reporting
        Compliance..........................................   28
       Shareholder Proposals for 2001 Annual Meeting of
        Shareholders........................................   28
       Annual Report on Form 10-K...........................   29

                          PROPOSALS SUBMITTED FOR VOTE

RE-ELECTION OF DIRECTORS

NOMINEES. At the Annual Meeting, you will elect ten individuals to the Board of Directors. Each director will hold office until the next annual meeting and until his respective successor is elected and qualified, except as provided in the By-Laws of the Company. Nominees for re-election this year are Julius W. Becton, Jr., Nicholas D. Chabraja, James S. Crown, Lester Crown, Charles H. Goodman, George A. Joulwan, Paul G. Kaminski, James R. Mellor, Carl E. Mundy, Jr., and Carlisle A. H. Trost. See "Board of Directors of the
Company -- Biographical Information" for biographical information about each director.

FAILURE TO SERVE. In the event that any nominee for director withdraws or for any reason is not able to serve as a director, the Company will vote your Proxy for the remainder of those nominated for director (except as otherwise indicated in your Proxy) and for any replacement nominee designated by the Executive and Nominating Committee of the Board of Directors.

VOTE REQUIRED. You may vote for or withhold your vote from the director nominees. Assuming a quorum is present, the affirmative vote of the holders of a majority of the shares of Common Stock present at the Annual Meeting (in person or by proxy) and entitled to vote will be required for the election of directors. If you withhold your vote from one or more directors, it will have the effect of a vote against the director or directors that you indicate. If you do not instruct your broker how to vote your shares of Common Stock, he will be entitled to vote your shares for the election of all of the nominees.

Your Board of Directors recommends that you vote FOR all of the nominees listed above.

SELECTION OF INDEPENDENT AUDITORS

ARTHUR ANDERSEN LLP. The Board of Directors, on the recommendation of the Audit and Corporate Responsibility Committee, proposes that Arthur Andersen LLP be selected as the independent auditors to audit the books, records, and accounts of the Company for 2000. The firm commenced auditing the books of the Company in 1949.

PRESENCE AT THE MEETING. Representatives of Arthur Andersen LLP are expected to be present at the Annual Meeting. The Company will give them an opportunity to make a statement, if they desire to do so, and they will be available to respond to appropriate questions.

VOTE REQUIRED. You may vote for, vote against, or abstain from voting on this matter. Assuming a quorum is present, we need the affirmative vote of the holders of a majority of the shares of Common Stock present at the Annual Meeting (in person or by proxy) and entitled to vote in order to ratify Arthur Andersen LLP as independent auditors for 2000. If you abstain from voting for the independent auditors, it will have the effect of a vote against the independent auditors. If you do not instruct your broker how to vote your shares of Common Stock, he will be entitled to vote your shares for the selection of independent auditors.

Your Board of Directors recommends that you vote FOR Arthur Andersen LLP.

SHAREHOLDER PROPOSAL

PROPOSAL AND PROPONENTS. The Company has been advised by representatives of the Loretto Literary & Benevolent Institution, Loretto Motherhouse, Nerinx, Kentucky 40049, owners of 100 shares of Common Stock, that they intend to present to the Annual Meeting a proposal regarding the Company's development of ethical criteria for foreign military transfers. See "Shareholder Proposal" for the full text of the proposal and the Company's response.

VOTE REQUIRED. You may vote for, vote against, or abstain from voting on this matter. Assuming a quorum is present, the proponents will need the affirmative vote of the holders of the majority of the shares of Common Stock present at the Annual Meeting (in person or by proxy) and entitled to vote in order to pass the shareholder proposal. If you abstain from voting on the shareholder proposal, it will have the effect of a vote against the shareholder proposal. Your broker is not entitled to vote your shares of Common Stock with respect to the shareholder proposal other than as you indicate. The failure of a broker to vote shares because the beneficial owner has not provided voting instructions (a "broker non-vote") will have no effect on the vote totals for this matter since shares subject to broker non-votes are not considered "entitled to vote" at the Annual Meeting.

Your Board of Directors recommends that you vote AGAINST the shareholder proposal.

OTHER MATTERS

Please see "Other Information -- Other Matters" for information regarding one other matter that may be presented at the Annual Meeting but which is not being submitted to a vote in this Proxy Statement.

                     QUESTIONS AND ANSWERS REGARDING VOTING

WHO MAY VOTE AT THE ANNUAL MEETING? If you are a shareholder of Common Stock on the Record Date (as defined below), you will have one vote for each share of Common Stock that you hold on each matter that is presented for action at the Annual Meeting. If you have Common Stock that is registered in the name of a broker, your broker will forward your proxy materials and will vote your shares as you indicate. You may receive more than one Proxy card if your shares are registered in different names or are held in more than one account.

ON WHAT WILL I BE VOTING? You will be asked to vote on the three matters identified under the heading "Proposals Submitted for Vote." By execution of the Proxy card, or submission of your Proxy via the telephone or internet, you will also grant to Nicholas D. Chabraja, Michael J. Mancuso, and David A. Savner discretionary authority to vote your shares (i) as described under the caption "Other Information -- Other Matters" as to the matter described therein and (ii) on a discretionary basis any other proposals that may properly come before the Annual Meeting.

HOW DO I VOTE? Sign and date each Proxy card you receive and return it in the prepaid envelope or follow the enclosed instructions for telephonic or internet voting. The telephone and internet voting procedures are designed to authenticate votes cast by use of a personal identification number. The procedures allow shareholders to submit their Proxies to vote their shares and to confirm that their instructions have been properly recorded.

You have the right to revoke your Proxy at any time before the Company votes it at the Annual Meeting, if you wish. In order to revoke the Proxy, you may give written notice to the Secretary of the Company of the revocation, deliver a subsequent duly executed proxy to the Company, or vote in person at the Annual Meeting.

HOW WILL MY SHARES BE VOTED? All properly completed and unrevoked Proxies, which are received prior to the close of voting at the Annual Meeting, will be voted in accordance with the specifications made. If a properly executed, unrevoked written Proxy card does not specifically direct the voting of shares covered, the Proxy will be voted (i) FOR the election of all nominees for election as director described in this Proxy Statement, (ii) FOR the ratification of the appointment of Arthur Andersen LLP, (iii) AGAINST the shareholder proposal described in this Proxy Statement, (iv) as described under the caption "Other Information -- Other Matters" as to the matter described therein, and (v) in accordance with the judgment of the persons named in the Proxy as to such other matters as may properly come before the Annual Meeting.

WHAT ARE THE RECORD DATE AND QUORUM? Your Board of Directors has selected the close of business on March 6, 2000, as the record date (the "Record Date") for determining the shareholders of record who are entitled to vote at the Annual Meeting. This means that all shareholders of record at the close of business on March 6, 2000, may vote their shares of Common Stock at the Annual Meeting. On the Record Date, the Company had issued and outstanding 201,281,676 shares of its Common Stock. The presence at the Annual Meeting, in person or by proxy, of holders of a majority of the issued and outstanding shares of Common Stock as of the Record Date is considered a quorum for the transaction of business. If you submit a properly completed Proxy or if you appear at the Annual Meeting to vote in person, your shares of Common Stock will be considered part of the quorum. Directions to withhold authority to vote for any director, abstentions, and broker non-votes will be counted to determine if a quorum for the transaction of business is present. Once a quorum is present, voting on specific proposals may proceed.

HOW WILL THE VOTE BE COUNTED? The shares are counted as indicated in the Proxies, or ballots in the case of shareholders who vote at the Annual Meeting. Directions to withhold authority and abstentions have the effect of a vote against the proposal being considered. Broker non-votes, because they are not considered "entitled to vote," have no effect on the shareholder proposal being considered. Representatives of CT Corporation System will tabulate the vote at the Annual Meeting.

WHO IS SOLICITING MY PROXY? The Board of Directors of the Company is soliciting your Proxy. Proxies from all of the shareholders of the Company are being solicited by mail, telephone, telegraph, or in person, by directors, officers, and other employees of the Company. In addition, Innisfree M&A Incorporated, 501 Madison Avenue, New York, New York, is soliciting brokerage firms, dealers, banks, voting trustees, and their nominees.

DOES THE COMPANY PAY ANYONE TO SOLICIT PROXIES? The Company will pay Innisfree $15,000 for soliciting proxies for the Annual Meeting and will reimburse brokerage firms, dealers, banks, voting trustees, their nominees, and other record holders for their out-of-pocket expenses in forwarding proxy materials to the beneficial owners of the Common Stock. Directors, officers, and other employees who participate in soliciting proxies will not receive any compensation from the Company for doing so, other than their usual compensation.

WHO MAY ATTEND THE ANNUAL MEETING? All holders of shares of Common Stock on the Record Date may attend the Annual Meeting. Please mark the appropriate box on your Proxy card (if you use the telephone or internet voting system, indicate your plans when prompted) to request an admission card.

                       BOARD OF DIRECTORS OF THE COMPANY

BIOGRAPHICAL INFORMATION

Below are the members of the Board of Directors of the Company standing for re-election at the Annual Meeting.


[Photo of Julius W.        JULIUS W. BECTON, JR., 73, Director since 1997.
  Becton, Jr.]               Superintendent of the District of Columbia Public Schools
                             from November 1996 to May 1998. President of Prairie View
                             A&M University in Texas from 1989 to 1994. Director of the
                             Federal Emergency Management Agency from 1985 to 1989.
                             Director of Office of Foreign Disaster Assistance from
                             1984 to 1985. Retired in 1983 from the U.S. Army as
                             Lieutenant General. Director of The Wackenhut Corporation.

[Photo of Nicholas D.      NICHOLAS D. CHABRAJA, 57, Director since 1994.
  Chabraja]                  Chairman and Chief Executive Officer since June 1, 1997.
                             Vice Chairman of the Company from December 1996 to May
                             1997. Executive Vice President from 1994 to December 1996.
                             Senior Vice President and General Counsel from 1993 to
                             1994. Director of Ceridian Corporation.

[Photo of James S. Crown]  JAMES S. CROWN, 46, Director since 1987.
                             General Partner since 1985 of Henry Crown and Company (Not
                             Incorporated) (diversified investments). Director of Bank
                             One Corporation and Sara Lee Corporation.

[Photo of Lester Crown]    LESTER CROWN, 74, Director since 1974.
                             President of Henry Crown and Company (diversified
                             investments) since 1973. Chairman since 1983 of Material
                             Service Corporation (aggregates), a subsidiary of the
                             Company. Director of Maytag Corporation.


[Photo of Charles H.       CHARLES H. GOODMAN, 66, Director since 1991.
  Goodman]                   Vice President since 1987 of Henry Crown and Company
                             (diversified investments). Vice President since 1973 of CC
                             Industries, Inc. (real estate, diversified manufacturing,
                             and cellular telephone systems). Director of Alltel
                             Corporation.

[Photo of George A.        GEORGE A. JOULWAN, 60, Director since 1998.
  Joulwan]                   Retired General, U.S. Army. Supreme Allied Commander,
                             Europe, from 1993 to 1997. Commander-in-Chief, Southern
                             Command from 1992 to 1993. Olin Professor, National
                             Security, U.S. Military Academy at West Point since August
                             1998. Senior Advisor, Global USA Inc. (consulting) from
                             January 1998 to October 1998. Director of Adaptive
                             Broadband Corporation.

[Photo of Paul G.          PAUL G. KAMINSKI, 57, Director since 1997.
  Kaminski]                  Under Secretary of U.S. Department of Defense for
                             Acquisition and Technology from 1994 to 1997. Chairman and
                             Chief Executive Officer of Technovation, Inc. (consulting
                             and investment banking) since 1997. Senior Partner, Global
                             Technology Partners, LLC (merchant banking) since 1998.
                             Director of DynCorp, Condor Systems, Inc., Veridien
                             Corporation, and DeCrane Aircraft Holdings, Inc.

[Photo of James R.         JAMES R. MELLOR, 69, Director since 1981.
  Mellor]                    Chairman and Chief Executive Officer of the Company from
                             1994 to June 1997. President and Chief Executive Officer
                             of the Company from 1993 to 1994. President and Chief
                             Operating Officer of the Company from 1991 to 1993.
                             Director and Chairman of the Board of USEC Inc. (global
                             energy). Director of Bergen Brunswig Corporation, Computer
                             Sciences Corporation, Howmet Corporation, and Net2Phone
                             Inc.


[Photo of Carl E. Mundy,   CARL E. MUNDY, JR., 64, Director since 1998.
  Jr.]                       Commandant of the U.S. Marine Corps from 1991 to 1995.
                             President and Chief Executive Officer of the World USO
                             from May 1996 to March 2000. Director of Schering-Plough
                             Corporation. Director or trustee of six investment
                             companies in the Nations Funds mutual fund complex.
                             Chairman of Marine Corps University Foundation.

[Photo of Carlisle A.H.    CARLISLE A. H. TROST, 69, Director since 1994.
  Trost]                     Chief of Naval Operations, U.S. Navy, from 1986 to 1990.
                             Director of GPU, Inc., and Lockheed Martin Corporation.

The Company's By-Laws specify that if a former Chief Executive Officer of the Company is to serve on the Board of Directors for more than one year following retirement, the reason for continuing as a member of the Board must be stated in the Proxy Statement. Mr. Mellor, Chief Executive Officer of the Company from 1994 to June 1997, has served as a director since his retirement and is standing for re-election for an additional year. The Board believes Mr. Mellor continues to provide valuable service in his role as director.

Mr. Lester Crown is the father of Mr. James Crown and the cousin by marriage of Mr. Goodman.

BOARD COMMITTEES

The Board of Directors has five standing committees, which are described below.

AUDIT AND CORPORATE RESPONSIBILITY COMMITTEE. The committee advises the Board of Directors on the scope of the annual audit by the independent auditors for the Company, the Company's internal audit program, and miscellaneous auditing matters. The committee monitors audit fees and expenses, including fees incurred for non-audit services. In addition to its audit responsibilities, the committee also monitors the policies, practices, and programs of the Company in relations with its vendors, customers, employees, shareholders, and the communities in which the operations of the Company are located. The Audit and Corporate Responsibility Committee held seven meetings during 1999.

BENEFIT PLANS AND INVESTMENT COMMITTEE. The committee reviews and monitors the investment and safekeeping of the assets of all trusts established in connection with employee benefit plans of the Company and its subsidiaries. The Benefit Plans and Investment Committee held four meetings in 1999.

COMPENSATION COMMITTEE. The committee establishes and monitors overall compensation programs and policies for the Company. The committee monitors the selection and performance, as well as reviews and approves the compensation, of key executives. The Compensation Committee held three meetings in 1999. Beginning in 1997, a Subcommittee of the Compensation Committee, currently comprising Messrs. Joulwan and Trost, approves compensation paid to the most highly compensated executives that is subject to the deduction limitation of
Section 162(m) of the Internal Revenue Code of 1986, as amended. See "Compensation Committee Report on Executive Compensation."

EXECUTIVE AND NOMINATING COMMITTEE. The committee is authorized to act on behalf of the Board between meetings of the Board. The committee also recommends the director nominees proposed for election at the annual meeting of shareholders or to fill vacancies between annual meetings. The Executive and Nominating Committee held one meeting in 1999. The Executive and Nominating Committee considers qualified nominees recommended by shareholders. If you want to recommend a person whom you consider qualified to serve on the Board of Directors of the Company, you may write to the Secretary of the Company, 3190 Fairview Park Drive, Falls Church, Virginia 22042-4523.

INTERNATIONAL COMMITTEE. The committee reviews the strategy and conduct of international activities for the Company with respect to both the operation of foreign subsidiaries and the sale for export of domestic products. The International Committee held two meetings in 1999.

COMMITTEE MEMBERS. The committee members for each of the five standing committees are set forth below, with the Chairman listed first:

       AUDIT AND             BENEFIT PLANS                                 EXECUTIVE
CORPORATE RESPONSIBILITY     AND INVESTMENT         COMPENSATION         AND NOMINATING        INTERNATIONAL
------------------------  --------------------  --------------------  --------------------  --------------------
Julius W. Becton, Jr.     Charles H. Goodman    Carlisle A. H. Trost  Lester Crown          George A. Joulwan
                          Julius W. Becton,
James S. Crown            Jr.                   James S. Crown        Nicholas D. Chabraja  Lester Crown
Paul G. Kaminski          Paul G. Kaminski      Charles H. Goodman    James S. Crown        James R. Mellor
Carlisle A. H. Trost      Carl E. Mundy, Jr.    George A. Joulwan     James R. Mellor       Carl E. Mundy, Jr.

1999 BOARD MEETINGS

During 1999, the Board of Directors of the Company held a total of nine meetings. In 1999, each incumbent director attended at least 75 percent of the meetings of the Board and of the Board committees on which he served. As a group, incumbent directors attended 97 percent of all Board and committee meetings held in 1999.

DIRECTOR COMPENSATION

During 1999, the Board of Directors formed an ad hoc committee comprising Mr. Trost, as Chairman, and Messrs. Becton, L. Crown, and Mellor to evaluate the Company's director compensation program for outside directors (directors who are not employees of the Company) in light of current principles of corporate governance and the desire to align the interests of the Company's directors with those of the shareholders. The Committee evaluated the Company's annual retainer, meeting fees, and retirement program, as well as director compensation programs at comparable corporations. As a result of this analysis, and the work of independent compensation consultants retained by the Committee, the Committee recommended to the entire Board the termination of the Retirement Plan for Directors, adjustments to the Board retainer and meeting fees, and the grant of annual equity awards to directors. These recommendations were unanimously adopted by the Board on December 1, 1999. The Company believes that the new compensation program for outside directors more closely aligns the interests of directors with those of the shareholders. The new outside director compensation program was implemented for service in 2000. None of the fees or awards discussed below apply to directors who are also employees of the Company.

For 1999, the Company paid an annual retainer of $35,000 per year. Chairmen of committees of the Board received an additional annual retainer of $10,000. The Company paid a fee of $2,000 for attendance at each meeting of the Board and $1,000 for attendance at each meeting of a committee of the Board. In 1999, the incumbent directors were paid an aggregate of $593,000 in retainers and meeting fees. The Company reimburses directors for their travel expenses and for certain expenses they incur when providing special advisory services to the Company.

Under the new director compensation program, the Company will pay its directors an annual retainer of $40,000. This retainer will be payable, at the director's election, in cash, Common Stock, or a combination thereof. Chairmen of committees of the Board will receive an additional annual retainer of $5,000. The Company will also pay a fee of $2,000 per Board meeting attended and $1,500 per committee meeting attended. The Company will continue to reimburse directors for travel and special advisory services, as described above.

Also under the new program, each director will receive an annual equity award of options to purchase Common Stock, with an exercise price equal to the fair market value of the Common Stock at the date of grant, and shares of performance restricted Common Stock. The annual equity award is calculated to have a value of approximately $35,000 on the date of award, and will be allocated between non-qualified options and performance restricted stock. For 2000, the allocation was two-thirds in the form of options and one-third in the form of performance restricted stock. Accordingly, on December 1, 1999, each director received (i) an option to purchase 1,820 shares of Common Stock and (ii) 225 shares of performance restricted Common Stock. The performance feature of the restricted stock increases or decreases the number of shares awarded based on the increase or decrease in the price of Common Stock over a performance period which, for the December 1999 awards, will end December 31, 2001. This performance feature is more fully described under "Executive Compensation -- Stock Awards -- The Incentive Compensation Plan."

Until December 1, 1999, the Company maintained a Retirement Plan for Directors which provided that a director would be eligible for benefits after his retirement from the Company's Board if he had not been an employee of the Company and either (i) had served as a director for at least five years or (ii) had served less than five years and had retired at the mandatory retirement age for directors. The Retirement Plan for Directors paid annual benefits equal to the average of a director's annual income from the Company, including both retainer and fees, for the three years of service in which he received the highest compensation.

In connection with the restructuring of the Company's director compensation program, described above, the Retirement Plan for Directors was terminated effective December 1, 1999. Each participating director was given the option to convert his then-vested benefit in the Retirement Plan into a cash account bearing interest at the prime rate or into "phantom shares" of the Company based on the average of the high and low market price on the New York Stock Exchange at December 1, 1999, in either case payable when the director retires from the Board. A director electing the phantom share option will be at risk for market fluctuations upward or downward from December 1, 1999, to the date of his retirement. All directors elected the phantom share option.

TRANSACTIONS INVOLVING DIRECTORS AND THE COMPANY

On August 18, 1997, prior to Mr. Kaminski joining the Board, the Company entered into a consulting agreement with Technovation, Inc. ("Technovation"), the principal of which is Paul G. Kaminski (the "Technovation Agreement"). Mr. Kaminski joined the Board of Directors of the Company on December 12, 1997. Pursuant to the Technovation Agreement, the Company has agreed to compensate Technovation for consulting services requested by the Company from time to time, including, among other matters, considering acquisitions or divestitures, restructuring or reengineering initiatives, developing technology strategy, and structuring international programs. Pursuant to the Technovation Agreement, the Company pays Technovation an annual fee of $200,000 for up to 40 business days of services to be provided by Mr. Kaminski. The services provided by and compensation paid to Technovation pursuant to the Technovation Agreement are in addition to the services Mr. Kaminski provides and the compensation he receives as a member of the Board of Directors of the Company.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION. During 1999, Messrs. J. Crown and Goodman (members of the Compensation Committee) and Mr. L. Crown had indirect interests in certain transactions involving the Company. Exchange Building Corporation (in which Mr. J. Crown and members of the immediate families of Messrs. J. Crown, L. Crown, and Goodman have an indirect interest) provides barge transportation services to Material Service Corporation, a subsidiary of the Company. Material Service Corporation paid $156,668 in 1999 and the first quarter of 2000 for these services. Crown Golf Properties, L.P. (in which Mr. J. Crown and Mr. L. Crown and members of the immediate families of Messrs. J. Crown, L. Crown, and Goodman have an indirect interest) provides golf course management services to the Company. The Company paid $188,197 during 1999 for these services. Prior to the acquisition of Gulfstream Aerospace Corporation by the Company in July 1999, Gulfstream entered into a sponsorship agreement with Aspen Skiing Company, L.L.C. ("Aspen") for an event which was subsequently cancelled. Aspen received $250,000 from Gulfstream and refunded $187,500; the remaining $62,500 was a cancellation fee. Certain members of Messrs. J. Crown's, L. Crown's, and C. Goodman's immediate families have indirect interests in Aspen. As in prior years, Freeman United Coal Mining Company, an indirect subsidiary of the Company, paid royalties under leases of coal lands to certain trusts (the class of potential beneficiaries of which include Mr. J. Crown and his immediate family and the immediate families of Messrs. L. Crown and Goodman). For 1999, these royalty payments totaled approximately $810,000.

The following Compensation Committee Report on Executive Compensation and five-year Historical Performance Graph shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement or any portion hereof into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, and shall not otherwise be deemed filed under such acts.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The Compensation Committee of the Board (the "Compensation Committee") has furnished the following report on executive compensation.

MEMBERS OF THE COMPENSATION COMMITTEE

The Compensation Committee is composed of four board members who are not employees of the Company. The current members of the Compensation Committee are Carlisle A.H. Trost (Chairman), James S. Crown, Charles H. Goodman, and George
A. Joulwan. In addition, the Compensation Committee has a Subcommittee that approves all awards made to the Chief Executive Officer and the other four most highly compensated executive officers of the Company (collectively with the Chief Executive Officer, the "Named Executive Officers"). The Compensation Committee supervises all compensation matters not administered by the Subcommittee.

COMPENSATION PHILOSOPHY

The Compensation Committee has designed the Company's compensation program to reward individual and collective performance and to create incentives for short-term performance and for the long-term benefit of the Company's business so as to align the interests of management with the interests of the shareholders.

COMPONENTS OF THE COMPENSATION PROGRAM

The compensation program includes three components: (i) a base salary, which is payable in cash; (ii) a bonus, which is payable in cash or stock or a combination of both; and (iii) a long-term, stock-based incentive award. The Compensation Committee sets the base salary for each executive at the prevailing market rates for persons holding similar office and with similar professional experience. The Compensation Committee calculates a bonus for each executive based on individual, business unit, and Company-wide performance for the prior year, as compared to performance goals which are set at the beginning of each year. Finally, the Compensation Committee designs a long-term stock-based incentive package for each executive in order to strengthen the mutual interest of the executive and the Company's shareholders.

PERFORMANCE GOALS

Each executive officer approves performance goals for the managers reporting to him. Senior management, as a group, establishes Company and business unit performance goals. These performance goals are then reviewed and adjusted, if appropriate, by the Board of Directors. Designed to contribute to shareholder value, these goals include orders, revenue, net earnings, free cash flow, return on equity, and re-engineering accomplishments. For 1999, the Company met or exceeded all of its stated financial and operating goals.

BASE SALARY AND BONUS

In awarding annual compensation to executive officers, the Compensation Committee reviews the base salaries, bonuses, and long-term incentives awarded by peer companies to their executive officers. Each year, the Compensation Committee reviews compensation surveys, produced by outside consultants, which include many of the companies within the Standard & Poor's Aerospace/Defense Index. The Compensation Committee generally sets base salaries for executive officers at the 50th percentile of market as shown in the compensation surveys. The Compensation Committee's philosophy is to predicate an individual's total cash compensation on the achievement of annual performance goals. Accordingly, an executive's bonus will reflect the achievement of goals established for the individual, his or her business unit, and the Company as a whole. Where all of these goals are exceeded, an executive's bonus will be set so that the executive's aggregate cash compensation will generally be at the 75th percentile for positions at the same level at comparable companies.

LONG-TERM COMPENSATION

The Compensation Committee intends this component to focus executives on achieving increased shareholder value for the Company on a long-term basis. Long-term compensation generally consists of stock options and performance restricted stock. Long-term compensation for each of the Company's executive officers is a multiple (greater or less than one) of the executive's total base salary and bonus based on industry compensation surveys of the ratio of long-term incentives to cash compensation awarded by peer companies to their executives. In general, the ratio of long-term compensation to cash compensation for the Company's executives is in the middle range of such ratios for peer companies.

In March of 2000, the Compensation Committee granted stock options that are exercisable at $42.7188 (the fair market value of the Common Stock on the date of grant). Fifty percent of these stock options may be exercised on or after March 1, 2001. The balance of these stock options may be exercised on or after March 1, 2002. These stock options have a term of five years and will expire on February 28, 2005. In March of 2000, the Compensation Committee also granted restricted stock, with a performance feature described under the heading "Executive Compensation -- Stock Awards -- The Incentive Compensation Plan." The performance period for this restricted stock will end on December 31, 2001.

COMPENSATION OF THE CHIEF EXECUTIVE OFFICER

Based on the factors described above, in 1999 Mr. Chabraja received a base salary of $837,000 for his services as Chairman and Chief Executive Officer of the Company. In 1999 Mr. Chabraja earned a bonus of $1,550,000 based on his individual performance and the Company exceeding its financial and operating goals. The Subcommittee determined that Mr. Chabraja's 1999 base salary and bonus were appropriate in relation to the market data and the base salaries of other chief executive officers within Standard & Poor's Aerospace/Defense Industry and Fortune 500 companies of similar size.

TAX LIMITATIONS ON THE DEDUCTIBILITY OF EXECUTIVE COMPENSATION

Effective January 1, 1994, publicly-held corporations are prohibited, pursuant to Section 162(m) of the Internal Revenue Code of 1986, as amended ("Section 162(m)"), from deducting compensation in excess of $1,000,000 to the Named Executive Officers. This limitation does not apply to certain performance-based compensation, which is awarded pursuant to formula and without upward adjustment at the discretion of outside directors as defined in Section 162(m). Awards of the Company's stock options and Performance Restricted Stock (as defined below) are designed to qualify as performance-based compensation under Section 162(m). The Subcommittee, which approves these awards for the Named Executive Officers, was created to comply with Section 162(m)'s outside director requirement.

The Compensation Committee and one of its compensation consultants have considered the implications of the tax law and of the associated Internal Revenue Service regulations. They have concluded that discretion and sound judgment have been critical elements of the Committee's executive compensation philosophy in the past, and the Compensation Committee believes it is in the best interest of the shareholders to maintain discretionary control over the annual cash portion of executive compensation in the future. The creation of the Subcommittee is intended to allow the long-term awards to be deductible under
Section 162(m), but because of the importance of judgment and discretion, certain portions of salary and bonus will not qualify for deductibility under the law. The Compensation Committee believes that the amount of the deduction foregone for 1999 and in the future will be immaterial.

OTHER GOVERNMENT LIMITATIONS

The Company's compensation program is designed to increase shareholder value, but the Company must do so in a cost-effective manner for its U.S. Government customers. Federal law imposes a cap on the executive compensation costs that may be charged to certain U.S. Government contracts. With respect to the Company's U.S. Government contracts that are covered by the cost cap, the Company only charges compensation that is in compliance with the cap.

The following performance graph compares the cumulative total shareholder return, assuming reinvestment of dividends, on the Common Stock with the cumulative total return, assuming reinvestment of dividends, of the Standard & Poor's Aerospace/Defense Index and the Standard & Poor's 500 Composite Stock Price Index (both of which include the Company) for the period indicated.

                        FIVE-YEAR HISTORICAL PERFORMANCE
[PERFORMANCE GRAPH]

                                                                              CUMULATIVE TOTAL RETURN
                                                    ---------------------------------------------------------------------------
                                                                                                          S&P AEROSPACE/DEFENSE
                                                    GENERAL DYNAMICS                 S&P 500                      INDEX
                                                    ----------------                 -------              ---------------------
Dec-94                                                  $100.00                      $100.00                     $100.00
Dec-95                                                  $139.91                      $137.58                     $165.49
Dec-96                                                  $171.61                      $169.17                     $221.36
Dec-97                                                  $214.86                      $225.60                     $227.73
Dec-98                                                  $297.54                      $290.08                     $174.57
Dec-99                                                  $270.11                      $351.12                     $170.07

This report is submitted by the Compensation Committee, which comprises four non-employee directors.

                                            Mr. Trost, Chairman
                                            Mr. J. Crown
                                            Mr. Goodman
                                            Mr. Joulwan

                             EXECUTIVE COMPENSATION

PRINCIPAL EXECUTIVE OFFICERS OF THE COMPANY


[Photo of Nicholas D. Chabraja]  [Photo of James E. Turner, Jr.]   [Photo of Gordon R. England]
     NICHOLAS D. CHABRAJA             JAMES E. TURNER, JR.               GORDON R. ENGLAND
      Chairman and Chief               President and Chief           Executive Vice President
       Executive Officer                Operating Officer

                          1999 COMPENSATION HIGHLIGHTS
[COMPENSATION CHART]

                                                                           PERCENTAGE OF TOTAL COMPENSATION
                                                        -----------------------------------------------------------------------
                                                                                               RESTRICTED        STOCK OPTION
                                                                                               STOCK AWARD         POTENTIAL
                                                         SALARY            BONUS                  VALUE              VALUE
                                                         ------            -----               -----------        -----------
N. D. Chabraja                                            12.00%           24.00%                  30.00%             30.00%
J. E. Turner, Jr.(b)                                      17.00%           27.00%                  28.00%             28.00%
G. R. England                                             21.00%           23.00%                  28.00%             27.00%
M. J. Mancuso                                             21.00%           23.00%                  28.00%             27.00%
D. A. Savner                                              22.00%           24.00%                  26.00%             26.00%


                                       N.D. Chabraja        J.E. Turner        G.R. England        M. J. Mancuso       D.A. Savner
                                      ---------------      ------------        -------------       -------------      -------------
Salary                                  $  837,000         $  510,000          $  400,000          $  350,000         $  300,000
Bonus                                    1,550,000            650,000             460,000             400,000            340,000
Retricted Stock Value                    1,948,033            796,923             531,282             478,154            371,897
Stock Option Potential Value             1,957,111            782,844             521,896             472,969            375,113




(a) Assumes 5% annual stock price appreciation for option term. "Optional Grants in Last Fiscal Year" table on page 18.
(b) Mr. Turner retired from the Company effective January 15, 2000.


 [Photo of Michael J. Mancuso]   [Photo of David A. Savner, Jr.]
      MICHAEL J. MANCUSO                 DAVID A. SAVNER
     Senior Vice President          Senior Vice President and
  and Chief Financial Officer      General Counsel, Secretary

SUMMARY COMPENSATION

The following table sets forth a summary of the aggregate compensation paid by the Company to each of the Named Executive Officers for services rendered in all capacities to the Company and its subsidiaries for 1999, 1998, and 1997.

                           SUMMARY COMPENSATION TABLE

                                                                                            LONG-TERM COMPENSATION
                                                                              ---------------------------------------------------
                                                                                      AWARDS                     PAYOUTS
                                              ANNUAL COMPENSATION             -----------------------   -------------------------
                                    ---------------------------------------   RESTRICTED   SECURITIES                ALL OTHER
         NAME AND                                            OTHER ANNUAL       STOCK      UNDERLYING    LTIP      COMPENSATION
    PRINCIPAL POSITION       YEAR    SALARY     BONUS(a)    COMPENSATION(b)    AWARD(c)    OPTIONS(d)   PAYOUTS         (e)
---------------------------------------------------------------------------------------------------------------------------------
NICHOLAS D. CHABRAJA         1999   $837,000   $1,550,000      $324,163       $2,889,708    120,000       $0          $58,899
Chairman of the Board and    1998    800,000    1,300,000       225,351        2,453,733    166,000        0           55,253
Chief Executive Officer      1997    700,000      850,000       412,474        1,224,469    135,000        0           46,236
JAMES E. TURNER, JR.(f)      1999   $510,000   $  650,000      $ 20,891       $1,305,910     48,000       $0          $42,541
President and Chief          1998    475,000      650,000        14,551          943,173     60,000        0           37,374
Operating Officer            1997    450,000      525,000        35,709          661,875     72,000        0           31,275
GORDON R. ENGLAND            1999   $400,000   $  460,000      $ 12,149       $  667,119     32,000       $0          $30,916
Executive Vice President     1998    375,000      425,000        34,163          518,626     42,000        0           29,567
                             1997    350,000      375,000        32,207          180,225     50,000        0           21,558
MICHAEL J. MANCUSO           1999   $350,000   $  400,000      $ 13,967       $  681,760     29,000       $0          $25,054
Senior Vice President and    1998    325,000      350,000        14,518          497,174     35,000        0           24,208
Chief Financial Officer      1997    300,000      300,000         8,383          264,750     29,000        0           20,970
DAVID A. SAVNER(g)           1999   $300,000   $  340,000      $245,591       $  371,897     23,000       $0          $21,971
Senior Vice President and    1998    300,000      250,000        34,216          270,750     25,000        0           16,076
General Counsel, Secretary   1997          0            0             0                0          0        0                0

--------------------------------------------------------------------------------
(a) Bonus payments are reported with respect to the fiscal year for which the related services were rendered, although the actual awards were made in the succeeding year.
(b) "Other Annual Compensation" includes the following items: (i) non-cash items provided to management, including club memberships; executive dining; financial planning services; special travel, accident, and supplementary life insurance; and the use of aircraft and automobiles owned or leased by the Company ("Perquisites"); and (ii) amounts reimbursed for payment of taxes. The amounts shown include: (A) Perquisites for Mr. Chabraja: for 1999 of $255,638, of which $129,600 relates to personal travel and $87,800 relates to club memberships; for 1998 of $166,208, of which $104,577 relates to personal travel; for 1997 of $149,281, of which $80,495 relates to personal travel and $55,175 relates to club memberships; and (B) Perquisites for Mr. Savner for 1999 of $108,854, of which $57,500 relates to relocation.
(c) Reflects awards, as well as performance-based increases to certain prior awards, of Performance Restricted Stock made during the period presented pursuant to the Incentive Compensation Plan (as defined below). The dollar value of such awards is calculated by multiplying the price of the Company's unrestricted Common Stock, calculated as the average between the highest and lowest quoted selling prices, on the date of grant by the number of shares of Performance Restricted Stock awarded. As of December 31, 1999, Mr. Chabraja held a total of 179,587 shares of Performance Restricted Stock with an aggregate market value of $9,456,387; Mr. Turner held a total of 83,870 shares of Performance Restricted Stock with an aggregate market value of $4,416,284; Mr. England held a total of 28,677 shares of Performance Restricted Stock with an aggregate market value of $1,510,025; Mr. Mancuso held a total of 39,623 shares of Performance Restricted Stock with an aggregate market value of $2,086,401; and Mr. Savner held a total of 12,300 shares of Performance Restricted Stock with an aggregate market value of $647,672. Holders of the awards are entitled to vote the shares awarded and to receive dividend equivalents on the shares from the date of grant. The number of shares of Performance Restricted Stock awarded in March 3, 1999, remains subject to adjustment for an increase or decrease in the price of the Common Stock over the performance period ending December 31, 2000. For more details on this adjustment feature, see "Executive Compensation -- Stock Awards -- The Incentive Compensation Plan."
(d) The number reflects shares of Common Stock underlying options granted and gives effect to an adjustment made to all outstanding options in connection with the Company's two-for-one stock split in April 1998.
(e) "All Other Compensation" reflects (i) amounts contributed by the Company under its Savings and Stock Investment Plan and allocations to the Supplemental Savings and Stock Investment Plan, and (ii) payments by the Company for term life insurance. For 1999, (A) the amounts contributed to the Savings and Stock Investment Plan and allocations to the Supplemental Savings and Stock Investment Plan were $50,704, $31,112, $24,655, $21,654, and $19,001 for Messrs. Chabraja, Turner, England, Mancuso, and Savner, respectively, and (B) payments for term life insurance were $8,195, $11,429, $6,261, $3,403, and $2,970 for Messrs. Chabraja, Turner, England, Mancuso, and Savner, respectively.
(f) Mr. Turner retired from the Company effective January 15, 2000.
(g) Mr. Savner joined the Company on April 6, 1998.

STOCK AWARDS -- THE INCENTIVE COMPENSATION PLAN

Stock option and restricted stock grants for the Named Executive Officers are governed by the General Dynamics Corporation 1997 Incentive Compensation Plan (the "Incentive Compensation Plan").

WHO ADMINISTERS THE INCENTIVE COMPENSATION PLAN? The Subcommittee of the Compensation Committee determines awards and administers the plan for the Named Executive Officers. The Compensation Committee does the same for other eligible employees.

WHAT KIND OF STOCK OPTIONS MAY BE GRANTED UNDER THE INCENTIVE COMPENSATION
PLAN? Options to purchase Common Stock are granted under the Incentive Compensation Plan. The Committees determine the size and the terms and conditions of each award. Options may be granted as either incentive stock options, intended to qualify for special tax treatment under Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), or as options not qualified under Code Section 422 (referred to as "non-qualified options"). The exercise price of each option is set at or above the fair market value of Common Stock on the date of grant. Grants of stock appreciation rights are not permitted under the plan.

WHAT TYPE OF OPTIONS HAVE BEEN GRANTED OVER THE PAST FIVE YEARS? Under a program started in 1993 and continued under the Incentive Compensation Plan, the Compensation Committee (and, for 1997 through 1999, the Subcommittee) granted stock options having terms of five years with a per share exercise price equal to the fair market value of a share of Common Stock on the date of grant. Fifty percent of these stock options are exercisable after one year, and the remaining fifty percent are exercisable after two years. These stock options are issued as incentive stock options up to the limit permitted under the Code and the remaining stock options, if any, are non-qualified options.

WHAT STOCK OPTION AWARDS HAS THE SUBCOMMITTEE MADE TO THE NAMED EXECUTIVE OFFICERS IN 2000? The Subcommittee has made stock option awards to the Named Executive Officers under the Incentive Compensation Plan for 2000 as follows:
Mr. Chabraja - 320,000; Mr. England - 77,000; Mr. Mancuso - 70,000; and Mr. Savner - 52,000.

The following table sets forth the number of shares of Common Stock underlying stock options granted during 1999 to the Named Executive Officers:

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                                     POTENTIAL REALIZABLE
                                                                                       VALUE AT ASSUMED
                                                                                     ANNUAL RATES OF STOCK
                                                                                    PRICE APPRECIATION FOR
                                              INDIVIDUAL GRANTS                           OPTION TERM
                            -----------------------------------------------------   -----------------------
                             NUMBER OF     % OF TOTAL
                            SECURITIES      OPTIONS
                            UNDERLYING      GRANTED
                              OPTIONS     EMPLOYEES IN   EXERCISE OR   EXPIRATION
           NAME             GRANTED (a)   FISCAL YEAR    BASE PRICE       DATE          5%          10%
-----------------------------------------------------------------------------------------------------------
Nicholas D. Chabraja          120,000          8.2        $59.0313      03/02/04    $1,957,111   $4,324,704
James E. Turner, Jr.           48,000          3.3         59.0313      03/02/04       782,844    1,729,882
Gordon R. England              32,000          2.2         59.0313      03/02/04       521,896    1,153,254
Michael J. Mancuso             29,000          2.0         59.0313      03/02/04       472,969    1,045,137
David A. Savner                23,000          1.6         59.0313      03/02/04       375,113      828,902
-----------------------------------------------------------------------------------------------------------

(a) Options granted are exercisable 50 percent on the first anniversary of the grant date and the remaining 50 percent on the second anniversary of the grant date.

The following table sets forth information with respect to option exercises during 1999 and options held at the end of 1999 by the Named Executive Officers.

              AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND
                         FISCAL YEAR-END OPTION VALUES

                           NUMBER OF                     NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                            SHARES                      UNDERLYING UNEXERCISED         IN-THE-MONEY OPTIONS
                           ACQUIRED                   OPTIONS AT FISCAL YEAR-END        AT FISCAL YEAR-END
                              ON          VALUE       ---------------------------   ---------------------------
          NAME             EXERCISE    REALIZED (a)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
---------------------------------------------------------------------------------------------------------------
Nicholas D. Chabraja        200,000     $7,259,360      353,000        203,000      $6,453,295      $783,308
James E. Turner, Jr.              0              0      174,000         78,000       3,307,116       283,124
Gordon R. England                 0              0       71,000         53,000       1,162,249       198,186
Michael J. Mancuso           22,000        958,936       87,500         46,500       1,734,352(b)    165,155
David A. Savner                   0              0       12,500         35,500          94,141        94,141
---------------------------------------------------------------------------------------------------------------

(a) The value realized is computed by multiplying the difference between the exercise price of the stock option and the average between the highest and lowest quoted selling prices of the Common Stock on the date of exercise by the number of shares of Common Stock with respect to which the option was exercised.
(b) Includes 10,000 options issued on September 20, 1993, having a term of ten years.

WHAT KIND OF RESTRICTED STOCK MAY BE GRANTED UNDER THE INCENTIVE COMPENSATION PLAN? The Company may award shares of restricted stock to participants under the Incentive Compensation Plan. Restricted stock is Common Stock held in the name of a recipient but subject to restrictions, including potential forfeiture, which lapse over time. Recipients are entitled to vote the shares awarded and to receive dividend equivalents on the shares from the date of grant. Since 1993, the Company has awarded restricted stock pursuant to a performance formula (these shares are referred to herein as "Performance Restricted Stock").

HOW DOES THE PERFORMANCE RESTRICTED STOCK WORK? The Performance Restricted Stock has a feature that increases or decreases the number of shares initially granted based on the increase or decrease in the price of the Common Stock over a performance period. Under the formula, the Compensation Committee (or Subcommittee) makes an initial grant of shares of restricted stock. At the end of a specified performance period (generally 18 to 24 months), shares are added or forfeited so that the dollar value of the award is increased or decreased at twice the rate of the corresponding increase or decrease in the price of the Common Stock over that performance period. The formula works as follows:

     At the end of the performance period, the average price per share of Common Stock over the preceding 30 trading days (the "Average Price") is compared to the price per share on the date of grant. That difference is multiplied by the number of shares of Performance Restricted Stock to be earned at the end of the performance period and the resulting product is divided by the Average Price. The number of shares of stock so determined will be added to (in the case of a higher Average Price) or subtracted from (in the case of a lower Average Price) the number of shares of Performance Restricted Stock to be earned at that time.

Once the number of shares of Performance Restricted Stock has been adjusted, as described above, restrictions will continue to be imposed for a period of two years. At the end of two years all restrictions lapse.

WHAT PERFORMANCE RESTRICTED STOCK AWARDS HAS THE SUBCOMMITTEE MADE TO THE NAMED EXECUTIVE OFFICERS IN 2000? Performance Restricted Stock awards for 2000 were made to the Named Executive Officers on March 1, 2000, as follows: Mr.
Chabraja - 40,000; Mr. England - 9,500; Mr. Mancuso - 8,800 shares; and Mr. Savner - 6,500 shares. For these awards, the performance period ends on December 31, 2001.

WHAT CHANGE-OF-CONTROL PROVISIONS APPLY TO THE INCENTIVE COMPENSATION PLAN? The Incentive Compensation Plan allows the committees to make equitable adjustments of stock option and restricted stock awards in the event of a change of control of the Company. With respect to the Named Executive Officers, however, the Subcommittee's power to make such adjustments is limited to changes permitted under Section 162(m) of the Code.

WHAT CHANGES HAVE BEEN MADE TO THE INCENTIVE COMPENSATION PLAN SINCE SHAREHOLDER APPROVAL IN 1997? Two changes have been made to the Incentive Compensation Plan. The Board of Directors eliminated the plan provision that allowed the repricing or exchange of options whose exercise price is greater than the current fair market value of Common Stock. Also, the maximum number of shares available for award under the plan was adjusted to give effect to the 1998 two-for-one split of the Common Stock.

RETIREMENT PLANS

DO THE NAMED EXECUTIVE OFFICERS PARTICIPATE IN A PENSION PLAN? Yes, the Company has a pension plan (referred to herein as the "Retirement Plan") that provides a defined retirement benefit for officers and other eligible salaried employees of the Company and certain of its subsidiaries. The Retirement Plan does not require or permit employee contributions.

WHO IS ELIGIBLE TO PARTICIPATE IN THE RETIREMENT PLAN? Participation in the Retirement Plan is automatic for any salaried employee (except for a salaried employee who is represented by a union or who works for a subsidiary that does not participate in the plan) who has completed one year of continuous service or has reached age 40.

WHAT IS THE BENEFIT PROVIDED BY THE RETIREMENT PLAN? The Retirement Plan provides a benefit that for most participants is based on final average monthly pay. At the normal retirement age of 65, a participant in the Retirement Plan is entitled to receive a monthly benefit equal to one and one-third percent of final average monthly pay multiplied by the number of years of Retirement Plan participation up to a maximum of 40 years. Unreduced retirement benefits are also payable to participants who retire after age

62 (but before age 65) with ten or more years of continuous service. If greater, a benefit based on career average pay is payable under the Retirement Plan's career average formula. This formula only applies to participants who were employees of the Company or its affiliates on or before July 1, 1990, and currently does not benefit any of the Named Executive Officers. In addition, at age 65, a retiree under the Retirement Plan who was an employee before January 1, 1999, receives a $94 per month supplement (prorated downwards for less than ten years of service) and a similar amount for an eligible spouse over age 65.

IS THERE A SUPPLEMENTAL PLAN TO ACCOUNT FOR TAX CODE LIMITS ON RETIREMENT PLAN BENEFITS? Yes. The amount of benefits which may be paid under the Retirement Plan is limited by the Code. To the extent that any benefits accrued under the Retirement Plan exceed those limitations, the excess is paid under a separate, non tax-qualified plan (the "Supplemental Executive Retirement Plan"). Benefits under the Supplemental Executive Retirement Plan are considered general unsecured obligations of the Company.

The table below sets forth projected annual benefits payable at age 65 based upon earnings and years of plan participation. It has been assumed that each individual will continue as a Retirement Plan participant until normal retirement date or the actual date of retirement and that current earnings will remain constant over this period. In addition, it has been assumed that each individual will elect to receive the benefit in the form of a single life annuity. The table includes aggregate benefits payable under the Retirement Plan and the Supplemental Executive Retirement Plan (but does not include the $94 supplement described above).

                               PENSION PLAN TABLE

                            YEARS OF PLAN MEMBERSHIP
--------------------------------------------------------------------------------
   ANNUAL
REMUNERATION   5 YEARS    10 YEARS   15 YEARS   20 YEARS   25 YEARS    30 YEARS
--------------------------------------------------------------------------------
 $  600,000    $ 40,000   $ 80,000   $120,000   $160,000   $200,000   $  240,000
    700,000      46,667     93,333    140,000    186,667    233,333      280,000
    800,000      53,333    106,667    160,000    213,333    266,667      320,000
    900,000      60,000    120,000    180,000    240,000    300,000      360,000
  1,000,000      66,667    133,333    200,000    266,667    333,333      400,000
  1,250,000      83,333    166,667    250,000    333,333    416,667      500,000
  1,500,000     100,000    200,000    300,000    400,000    500,000      600,000
  2,000,000     133,333    266,667    400,000    533,333    666,667      800,000
  2,500,000     166,666    333,333    500,000    666,666    833,333    1,000,000
--------------------------------------------------------------------------------

As of January 1, 2000, the Named Executive Officers were credited with the following years of plan participation under the Retirement Plan and Supplemental Executive Retirement Plan: Mr. Chabraja, 7 years; Mr. Turner, 11 years; Mr. England, 3 years; Mr. Mancuso, 6 years; and Mr. Savner, 2 years.

WHAT COMPENSATION IS TAKEN INTO ACCOUNT WHEN DETERMINING "FINAL AVERAGE MONTHLY PAY?" "Final average monthly pay" takes into account a participant's base monthly salary and any annual bonus granted under the Incentive Compensation Plan. This amount does not include the value of any stock options or restricted stock granted under the Incentive Compensation Plan. The average is determined over the participant's most highly compensated 60 consecutive months of service out of his last 120 months of employment as a Retirement Plan participant. See the "Summary Compensation Table" under the caption "Executive
Compensation -- Summary Compensation" above for the salary and bonus amounts earned by the Named Executive Officers for 1999. The benefits under the final average pay formula are not subject to any reduction for social security or other offset amounts.

WHAT SUPPLEMENTAL RETIREMENT BENEFIT AGREEMENTS DOES THE COMPANY HAVE WITH THE NAMED EXECUTIVE OFFICERS? The Company has entered into agreements with each of the Named Executive Officers to provide supplemental retirement benefits in excess of benefits earned under the Retirement Plan and the Supplemental Executive Retirement Plan. The Company's obligations under these agreements are subject to the same level of risk as all other general unsecured obligations of the Company. The terms of these agreements are as follows.

MR. CHABRAJA. Mr. Chabraja's agreement, dated November 12, 1996, provides that, together with benefits payable from the Retirement Plan and the Supplemental Executive Retirement Plan, Mr. Chabraja will receive a total annual retirement benefit of $506,656 if he continues employment through December 31, 2002. This amount is reduced if he voluntarily leaves his employment early, but the agreement ensures a minimum combined benefit of $280,000 per year. Further, if Mr. Chabraja is terminated by the Company, other than for cause, the full $506,656 is payable annually. Payment of the supplemental retirement benefits may not start before January 1, 2003, and all such payments are subject to forfeiture in the event that Mr. Chabraja commits certain acts not in the best interests of the Company. Certain survivor benefits are payable to Mr. Chabraja's spouse if he should die prior to commencement of benefits.

MR. TURNER. Mr. Turner entered into an agreement with the Company, dated September 1, 1988, providing him with an enhancement to his retirement benefit. However, because Mr. Turner has received increases in his compensation and commensurate increases in his Retirement Plan and Supplemental Executive Retirement Plan benefit accruals, he was not entitled to any supplemental benefits under this agreement at his retirement from the Company on January 15, 2000. In connection with his retirement, Mr. Turner and the Company entered into a consulting agreement. Under this agreement, Mr. Turner has agreed to provide specified consulting services to the Company through March 12, 2001. The Company will pay Mr. Turner $3,250 per day for these services, with a minimum guaranteed payment of $100,000 for the term of the agreement.

MR. ENGLAND. Mr. England's agreement, dated February 14, 1997, provides that, together with benefits payable from the Retirement Plan and the Supplemental Executive Retirement Plan, Mr. England will receive a total annual retirement benefit of $100,000 after three years of employment. This amount increases uniformly to $200,000 per year by the end of his fifth year of employment. This supplemental retirement benefit is subject to forfeiture in the event that Mr. England commits certain acts not in the best interests of the Company. Certain survivor benefits are payable to Mr. England's spouse if he should die prior to commencement of benefits.

MR. MANCUSO. Mr. Mancuso's agreement, dated March 6, 1998, provides that Mr. Mancuso will receive upon retirement on or after October 1, 2003, an annual supplemental lifetime benefit of $100,000 in addition to his Retirement Plan and Supplemental Executive Retirement Plan benefits. If Mr. Mancuso retires earlier, the $100,000 supplemental benefit will be reduced by $20,000 for each year of early retirement. The full $100,000 annual benefit is payable to Mr. Mancuso before October 1, 2003, if he becomes disabled, his responsibilities are substantially downgraded, or his employment is terminated other than for cause. The supplemental retirement benefit will be reduced or eliminated if Mr. Mancuso commits certain acts not in the best interests of the Company. Certain survivor benefits are payable to Mr. Mancuso's spouse if he should die prior to commencement of benefits.

MR. SAVNER. Mr. Savner's agreement, dated March 4, 1998, provides him with a benefit equal to the amount determined under the Retirement Plan increased to reflect an additional five years of plan participation and then reduced by any amounts payable (determined using actual years of plan participation) under the Retirement Plan and the Supplemental Executive Retirement Plan. This benefit is payable to Mr. Savner if he does not voluntarily terminate employment during his first six years of employment, or if his employment is terminated during the first six years because he becomes disabled, his responsibilities are substantially downgraded, or he is terminated by the Company without cause. This supplemental retirement benefit is subject to forfeiture in the event that Mr. Savner commits certain acts not in the best interests of the Company. Certain survivor benefits are payable to Mr. Savner's spouse if he should die prior to commencement of benefits.

EMPLOYMENT AGREEMENTS AND OTHER ARRANGEMENTS

WHAT EMPLOYMENT AGREEMENTS OR TERMINATION ARRANGEMENTS DOES THE COMPANY HAVE WITH ANY OF THE NAMED EXECUTIVE OFFICERS? The Company has entered into agreements governing the employment and termination of employment of certain of its Named Executive Officers, described below.

MR. CHABRAJA. The Company has entered into an employment agreement with Mr. Chabraja dated November 12, 1996, and first effective January 1, 1997. It terminates on December 31, 2002. Under the agreement, Mr. Chabraja receives a minimum annual salary of $700,000 per year and is eligible for annual incentive compensation awards as determined by the Subcommittee of the Compensation Committee under the Incentive Compensation Plan. If Mr. Chabraja is terminated by the Company other than for cause before December 31, 2002, the Company will pay him the rest of his base compensation due under the agreement.

MR. ENGLAND. The Company entered into an agreement with Mr. England dated February 14, 1997, which provides that if Mr. England is terminated by the Company without cause within his first three years of employment, the Company will pay him his salary and benefits through the balance of that three-year period. On March 3, 2000, Mr. England completed three years employment with the Company.

MR. SAVNER. The Company entered into an agreement with Mr. Savner dated March 10, 1998, which provides that if Mr. Savner is terminated by the Company without cause within his first three years of employment, the Company will pay him his salary and benefits through the balance of that three-year period.

SEVERANCE PROTECTION AGREEMENTS. The Company has entered into Severance Protection Agreements with each of the Named Executive Officers, each other corporate officer, and certain other key employees. Subject to certain exceptions, the Severance Protection Agreements provide that an executive will be entitled to certain payments and benefits if his or her employment is terminated in connection with or within 24 months after a change of control (defined to include specified stock acquisition, merger, and disposition transactions). These benefits will generally include payment of all accrued compensation, a severance payment equal to a multiple (from 1.5 to 2.99) of the executive's annual salary and bonus, continuation in welfare benefit programs from 18 to 36 months, payout of certain retirement benefits, and vesting of stock awards. In the event any excise tax is imposed on an executive as a result of payments made under a Severance Protection Agreement, the Company will make a compensatory payment to the executive to cover the tax. For each of the Named Executive Officers, the multiple is 2.99 and welfare benefits will continue for 36 months. The Severance Protection Agreements will remain in effect until terminated by the Company's Board of Directors (provided that the Board will not be able to terminate the agreements for 24 months following a change of control). If an executive has an employment or termination agreement in addition to a Severance Protection Agreement, the executive will be able to elect which governs in the event of a change of control.

                        OWNERSHIP OF COMMON STOCK BY THE
                     PRINCIPAL SHAREHOLDERS AND MANAGEMENT

The following table sets forth information as of December 31, 1999, with respect to the beneficial ownership of the Company's Common Stock by (i) each director and nominee for director of the Company, (ii) each of the Named Executive Officers, (iii) all directors and executive officers of the Company as a group, and (iv) each person who, to the best of the Company's knowledge, beneficially owned more than five percent of any class of the Company's voting securities. The following table also shows Common Stock equivalents held by these individuals through Company-sponsored benefits programs. Except as otherwise indicated, persons listed below have the sole voting and investment power with respect to all shares held by them, except to the extent such power may be shared with a spouse.

                                                COMMON STOCK
                                             BENEFICIALLY OWNED                 COMMON STOCK
                                         AS OF DECEMBER 31, 1999(a)              EQUIVALENTS
                                    -------------------------------------       BENEFICIALLY        TOTAL SHARES AND
                                    SHARES OWNED(b)   PERCENTAGE OF CLASS         OWNED(c)            EQUIVALENTS
--------------------------------------------------------------------------------------------------------------------
DIRECTORS
Julius W. Becton, Jr..............           425                 *                  9,407                   9,832
Nicholas D. Chabraja..............       719,472                 *                      0                 719,472
James S. Crown (d)................    11,074,666              5.5%                  1,051              11,075,717
Lester Crown (e)..................    11,106,104              5.5%                      0              11,106,104
Charles H. Goodman (f)............    16,542,209              8.2%                  4,917              16,547,126
George A. Joulwan.................         1,725                 *                  2,513                   4,238
Paul G. Kaminski..................         3,225                 *                  1,853                   5,078
James R. Mellor...................       290,253                 *                      0                 290,253
Carl E. Mundy, Jr.................         1,385                 *                  3,268                   4,653
Carlisle A. H. Trost..............         2,374                 *                  6,516                   8,890

NAMED EXECUTIVE OFFICERS
James E. Turner, Jr...............       553,298                 *                      0                 553,298
Gordon R. England.................       116,892                 *                      0                 116,892
Michael J. Mancuso................       156,171                 *                      0                 156,171
David A. Savner...................        27,754                 *                      0                  27,754

DIRECTORS AND EXECUTIVE OFFICERS
  AS A GROUP
  (35 individuals) (g)............    20,150,288             10.0%                 29,525              20,179,813

PRINCIPAL SHAREHOLDERS
FMR Corp., Edward C. Johnson 3d
  and Abigail P. Johnson (h)
  82 Devonshire Street
  Boston, Massachusetts 02109.....    26,316,919             13.1%                      0              26,316,919
Forstmann Little Group (i)
  c/o Forstmann Little & Co.
  767 Fifth Avenue
  New York, NY 10153..............    16,554,375              8.2%                      0              16,554,375
Longview Management Group LLC (j)
  c/o Gerald Ratner, as Attorney
  and Agent, 222 North LaSalle
  Street
  Chicago, Illinois 60601.........    16,542,209              8.2%                      0              16,542,209
The Northern Trust Company (k)
  50 S. LaSalle Street
  Chicago, Illinois 60675.........    14,791,061              7.3%                      0              14,791,061
--------------------------------------------------------------------------------------------------------------------

  * Less than one percent

(a) Except as noted in the footnotes below, based on information furnished to the Company as to shares of stock beneficially owned by each director and executive officer on December 31, 1999. Includes shares as of December 31, 1999, in the Savings and Stock Investment Plan of the Company voted by the directors or other executive officers and also includes shares of Common Stock subject to resale restrictions, for which restrictions have not expired.
(b) Includes shares subject to options exercisable within 60 days following December 31, 1999, as follows: (i) Mr. Chabraja - 353,000 shares; Mr.
    Turner - 174,000 shares; Mr. England - 71,000 shares; Mr. Mancuso - 87,500 shares; and Mr. Savner - 12,500 shares; and (ii) other executive officers of the Company - 958,199 shares.
(c) Reflects phantom stock units held by the directors indicated, which phantom stock was received by the directors upon termination of the Company's Retirement Plan for Directors.
(d) Of the aggregate 16,542,209 shares of Common Stock held by the Crown and Goodman families, Mr. James Crown is deemed to be the beneficial owner of 11,074,666 shares. Mr. James Crown has shared investment and voting power with respect to such 11,074,666 shares. Of the 11,074,666 shares of Common Stock deemed to be beneficially owned by Mr. James Crown, he disclaims beneficial ownership as to 11,069,874 shares, except to the extent of his beneficial interest in the entities that own these shares.
(e) Of the aggregate 16,542,209 shares of Common Stock held by the Crown and Goodman families, Mr. Lester Crown is deemed to be the beneficial owner of 11,102,293 shares. Mr. Lester Crown has shared investment and voting power with respect to such 11,102,293 shares. Of the 11,102,293 shares of Common Stock deemed to be beneficially owned by Mr. Lester Crown, he disclaims beneficial ownership as to 7,892,392 shares except to the extent of his beneficial interest in the entities that own these shares and, as to 2,758,216 shares except to the extent of his term interest in these shares. Mr. Lester Crown also has sole investment and voting power over 3,811 shares held in the Company savings plan (which are not included in the aggregate for the Crown and Goodman families).
(f) Mr. Goodman is deemed to be the beneficial owner of all of the aggregate 16,542,209 shares of Common Stock held by the Crown and Goodman families. Mr. Goodman is president of a registered investment advisor which provides investment advisory services to the Crown and Goodman families and, as a result, has shared investment and voting power with respect to all of these shares. Mr. Goodman disclaims beneficial ownership as to all such shares except to the extent of his beneficial interest in the entities that own such shares.
(g) The shares shown as beneficially owned by Mr. Lester Crown, Mr. James Crown, and Mr. Goodman have been consolidated for purposes of this total in order to eliminate duplications.
(h) Based solely on information contained in a Schedule 13G/A filed with the Commission on February 14, 2000, by FMR Corp. ("FMR"), Edward C. Johnson 3d (Chairman and owner of 12.0% of the voting power of FMR), and Abigail P. Johnson (a director and owner of 24.5% of the voting power of FMR). Members of the Johnson family collectively control approximately 49% of the voting power of FMR. Based on the Schedule 13G/A, FMR has sole voting power as to 2,659,139 shares of Common Stock, shared voting power as to no shares of Common Stock, sole investment power as to 26,316,919 shares of Common Stock, and shared investment power as to no shares of Common Stock. Fidelity Management & Research Company, a wholly owned subsidiary of FMR, is the beneficial owner of 23,073,180 shares, or 11.5%, of the Common Stock as a result of acting as investment advisor to various investment companies.
(i) Based solely on information included in a Schedule 13G dated July 30, 1999, filed by Forstmann Little & Co. Subordinated Debt and Equity Management Buyout Partnership-IV ("MBO-IV"), Gulfstream Partners and Gulfstream Partners II, L.P. MBO-IV beneficially owns 10,265,915 shares, or 5.1%, Gulfstream Partners beneficially owns 2,674,325 shares, or 1.3%, and Gulfstream Partners II, L.P. beneficially owns 3,614,135 shares, or 1.8%. These entities were shareholders of Gulfstream Aerospace Corporation prior to the Company's acquisition of Gulfstream. Pursuant to a registration rights agreement entered into by the Company in connection with the Gulfstream acquisition, in June of 1999 the Company filed a Registration Statement on Form S-3 covering the sale of these shares. This Registration Statement has not been declared effective by the Securities and Exchange Commission. The Company is not aware of whether or when these entities intend to utilize this Registration Statement in order to sell these shares.

(j) Based on information provided on behalf of Mr. Lester Crown, Mr. James Crown, and Mr. Goodman, Longview Management Group, LLC ("Longview"), is an investment advisor which manages the Common Stock held by a number of persons, including Mr. Lester Crown, his son, Mr. James Crown, and Mr. Goodman, members of their families, relatives, certain family partnerships, trusts associated with the Crown and Goodman families, and other entities (the "Crown Group"). Longview has shared voting and investment power with respect to the shares indicated. Geoffrey F. Grossman, as sole trustee of The Edward Trust, is the sole equity owner of Longview and, accordingly, is the beneficial owner of all shares beneficially owned by Longview. Mr. Grossman disclaims beneficial ownership of all such shares. Mr. Grossman's address is 30 N. LaSalle Street, Suite 2900, Chicago, Illinois 60602. The Crown Group disclaim that they are a group for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended, and disclaim that any one of them is the beneficial owner of shares owned by any other person or entity.
(k) The Northern Trust Company ("Northern Trust") is the trustee of the General Dynamics Corporation Savings and Stock Investment Plan and the General Dynamics Corporation Hourly Employees' Savings and Stock Investment Plan. Plan participants have the right to instruct Northern Trust on how to vote the shares of Common Stock allocated to their plan accounts. Northern Trust, as plan trustee, has the right to vote shares for which it does not receive voting instructions.

At December 31, 1999, certain partnerships (the "Forstmann Little Partnerships") formed by Forstmann Little & Co. ("Forstmann Little") owned approximately 8.2% of the Company's common stock. The Forstmann Little Partnerships had been stockholders of Gulfstream Aerospace Corporation ("Gulfstream") and became stockholders of the Company when the Company acquired Gulfstream in July 1999. In 1996, Gulfstream entered into a 10-year agreement with an affiliate of Forstmann Little to manage the operations of the Gulfstream IV and Gulfstream V aircraft discussed below. Gulfstream paid this entity $2.3 million for 1999. In 1996, Gulfstream entered into agreements with Theodore J. Forstmann, Gulfstream's Chairman, pursuant to which Gulfstream will provide him with the use of a Gulfstream V aircraft for a period of ten years. Mr. Forstmann continues as a director of Gulfstream since its acquisition by the Company and indirectly controls the Forstmann Little Partnerships. During 1999, until this Gulfstream V became available, Gulfstream made a Gulfstream IV available to Mr. Forstmann. Mr. Forstmann has agreed to pay Gulfstream up to $1.0 million annually for non-Gulfstream use of the aircraft and in 1999 paid $0.8 million for such use. If Mr. Forstmann ceases to serve as a director or official of Gulfstream, he has agreed to reimburse Gulfstream $1,800 per hour for all use of the aircraft, or such other rate required so as to not exceed Federal Aviation Administration regulatory limitations.

                              SHAREHOLDER PROPOSAL

The Company has been advised by representatives of the Loretto Literary & Benevolent Institution, Loretto Motherhouse, Nerinx, Kentucky 40049, owners of 100 shares of Common Stock, that they intend to present to the Annual Meeting the following shareholder proposal. The Company is not responsible for the accuracy or content of the proposal and supporting statement, which is presented below (between quotation marks) as received from the proponents. The Company's reasons for opposing the proposal are also presented below.

PROPOSAL AND SUPPORTING STATEMENT

"Resolved: that shareholders request the Board of Directors to develop ethical criteria for General Dynamics' foreign military transfers. A report of the criteria, prepared at reasonable cost, should be available to all shareholders by December 2000 and may omit classified and proprietary information.

SUPPORTING STATEMENT
Our Company's 1998 Annual Report states that "General Dynamics Combat Systems is becoming the world's preferred supplier of land and amphibious combat system development, production, and support. Its product line includes a full spectrum of armored vehicles, light wheeled reconnaissance vehicles, suspensions, engines, transmissions, guns and ammunition handling systems, turret and turret drive systems, and reactive armor and ordnance" (P. 7).

Where are these weapons, these intellectual properties, and this support going?

Then, on pages 18 and 19, the Report describes information system deliveries and services by Computing Devices Canada and Computing Devices Company, Ltd. (UK) to Canada, the UK, Sweden, Belgium, 15 NATO countries and 27 partner nations in Eastern and Central Europe and Asia. "The interaction with these nations provides an excellent base for expanding sales of other General Dynamics' products" (p. 19).

Does our Company track this technology and take appropriate measures to prevent its illegal transfer to unstable and hostile nations?

Global security is security of people. The faith communities who propose this resolution are disturbed by the arms industry's claims that these exports create domestic jobs and maintain peace abroad.

Therefore we urge all General Dynamics shareholders to vote YES for development of ethical criteria on foreign military transfers.

The ethical criteria could establish guidelines regarding:

     1. Procedures used to negotiate direct sales to foreign governments, firms, and individuals (including offset, licensing, and other non-monetary elements).

     2. Procedures used to negotiate sales, loans, and grants through the U.S. government (including offset, licensing, and other non-monetary elements).

     3. Methods of identifying new customers.

     4. Methods of tracking third party transfers.

     5. Whether the planned and actual use of these arms by our customers and the ideas that drive that use is in accord with the ethical standards of democracy.

The religiously-affiliated proponents of this resolution trust that the Board of Directors and shareholders share with us an ethic of peace-making. It is incumbent on us to develop products and markets that enhance peace and genuinely deter war. Otherwise we run the risk that our soldiers will again face adversaries supplied by U.S. markets as happened in Somalia, Iraq, and Panama. Even worse, we risk bearing responsibility for global chaos and dimming hopes for global democratic development. General Dynamics is a player in this global scene. A simple report on our Company's ethical commitment based on established criteria will assist us all in making further investments and advising Congress on strategic arms trade and transfer decisions.

A YES vote recommends that the Board of Directors develop criteria for the Company's foreign military transfers and make that criteria available to the shareholders."

STATEMENT BY THE BOARD OF DIRECTORS AGAINST THE SHAREHOLDER PROPOSAL

The sponsors of this proposal are members of a group of organizations that have submitted to your Company's shareholders 14 proposals over the last 20 years. None of these proposals has gained ten percent of the vote. Some proposals have asked your Company to withdraw bids from, or refrain from bidding on, advanced weapons programs. Others have sought extensive reports on retraining workers and converting Company facilities for production of non-military products. In recent years, these proposals have asked for reports on military exports and/or offset arrangements associated with such exports, and have asserted that military exports do not create jobs in the United States, a proposition with which your Board strongly disagrees. For the past two years, these proposals have garnered less than three percent of the shareholder vote.

Insofar as this year's proposal is concerned, your Board is confident that all of your Company's military exports are contracted for and executed under the highest possible ethical standards, in keeping with longstanding Company policy. In fact, since May 1998, your Board has had in place a special committee whose primary task is to review your Company's international activities. That committee includes Board members who have directly commanded U.S. troops engaged in overseas actions. Your Board does not believe the suggestions made by the proponents would in any way enhance oversight of your Company's international activities.

RECOMMENDATION

YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THE SHAREHOLDER PROPOSAL. SHARES REPRESENTED BY A PROPERLY COMPLETED, UNREVOKED PROXY WILL BE VOTED AGAINST THE SHAREHOLDER PROPOSAL UNLESS SHAREHOLDERS DIRECT OTHERWISE IN THE PROXY.

                               OTHER INFORMATION

OTHER MATTERS

In January 2000, the Company received a letter from an individual who indicated that he was a shareholder and requested that the Company include at its next shareholders meeting "a discussion that I will introduce of General Dynamics corporate governance practices compared to the standard of the Council of Institutional Investors Shareholder Bill of Rights . . ."

The Company contacted this individual in February and March to determine his shareholder status and to clarify whether the individual's intent was to submit a proposal for consideration at the Annual Meeting. The Company believed that the original letter, by referencing only a "discussion" that the individual intended to introduce, did not constitute a specific proposal that the Company could bring before the Annual Meeting. The requested information was not obtained.

Based on this, if the purported shareholder attends the Annual Meeting and presents the "discussion" above as a specific proposal for consideration, the Company intends to utilize the discretionary authority conferred by the Proxies submitted pursuant to this solicitation to vote against any such proposal. The Company believes its corporate governance record to be excellent.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires the Company's officers and directors, and persons who are holders of more than ten percent of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership on Forms 3, 4, and 5 with the Securities and Exchange Commission and the New York Stock Exchange, Inc., and to furnish the Company with copies of these forms. Based on its review of the copies of Forms 3, 4, and 5 submitted to the Company, the Company believes that all the officers, directors, and persons who hold more than ten percent of the Common Stock of the Company complied with all filing requirements imposed by Section 16(a) of the Exchange Act during 1999, except Mr. Mundy who inadvertently missed filing a report on the Company's acquisition of Gulfstream Aerospace Corporation.

SHAREHOLDER PROPOSALS FOR 2001 ANNUAL MEETING OF SHAREHOLDERS

HOW CAN I HAVE MY PROPOSAL CONSIDERED FOR INCLUSION IN NEXT YEAR'S PROXY STATEMENT? If you intend to present a proposal at the Company's 2001 annual meeting of shareholders, you must provide us with the proposal no later than November 30, 2000, in order for it to be considered for inclusion in the proxy materials for that meeting.

FOR NEXT YEAR'S MEETING, WHEN WILL THE COMPANY BE ABLE TO USE DISCRETIONARY AUTHORITY TO VOTE MY PROXY? The Company may utilize discretionary authority conferred by proxy in voting on any matter submitted by a shareholder without including a discussion of the matter in the proxy materials if, among other situations, the shareholder does not give timely and proper notice of the matter to the Company by the deadline determined under the Company's By-Laws for the submission of proposals by a shareholder to a shareholder meeting. This notice requirement and deadline are independent of the notice requirement and deadline described above for a shareholder proposal to be considered for inclusion in the Company's proxy statement. The Company's By-Laws state that a shareholder may bring a proposal before a shareholders meeting only if notice of the matter is received at the Company's principal executive offices not less than 60 and no more than 90 days prior to the date of the meeting; provided, however, that if less than 70 days' notice or prior public disclosure of the meeting date is given or made to shareholders, notice of the matter must be received not later than the close of business on the tenth day following the date of notice or public disclosure of the meeting date. It is currently expected that the 2001 annual meeting of shareholders will be held on May 2, 2001. Therefore, the deadline for timely submission of a shareholder proposal for consideration at the annual meeting is currently expected to be March 3, 2001.

ANNUAL REPORT ON FORM 10-K

General Dynamics Corporation will furnish, without charge to any shareholder, a copy of its Annual Report on Form 10-K for the year ended December 31, 1999, as filed with the Securities and Exchange Commission. A copy of this report may be obtained upon written request to David A. Savner, Secretary, General Dynamics Corporation, 3190 Fairview Park Drive, Falls Church, Virginia 22042-4523.

Falls Church, Virginia, March 31, 2000

                          GENERAL DYNAMICS CORPORATION

             PROXY FOR ANNUAL MEETING OF SHAREHOLDERS, MAY 3, 2000

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE CORPORATION.

P                The undersigned hereby appoints NICHOLAS D. CHABRAJA, MICHAEL
         J. MANCUSO, and DAVID A. SAVNER, and each of them, as proxy or
R proxies, with the power of substitution, to vote all shares of Common Stock, par value $1.00 per share, of GENERAL DYNAMICS CORPORATION, a
O Delaware corporation, that the undersigned is entitled to vote at the 2000 Annual Meeting of Shareholders, and at any adjournment or
X postponement thereof, upon the matters set forth on the reverse side and upon such other matters as may properly come before the meeting,
Y        all as more fully described in the Proxy Statement for said Annual
         Meeting.

Director Nominees:  (01) J.W. Becton, Jr., (02) N.D. Chabraja, (03) J.S. Crown,
                    (04) L. Crown, (05) C.H. Goodman, (06) G.A. Joulwan,
                    (07) P.G. Kaminski (08) J.R. Mellor, (09) C.E. Mundy, Jr.,
                    (10) C.A.H. Trost


                                                                     SEE REVERSE
                                                                        SIDE


                            /\ FOLD AND DETACH HERE /\



                                GENERAL DYNAMICS

                              DIRECT DEPOSIT NOTICE

General Dynamics Corporation and First Chicago Trust Company remind you of the opportunity to have your quarterly dividends electronically deposited into your checking or savings account. Direct Deposit's main benefit to you is knowing that your dividends are in your account on the payable date.

                        A TOLL-FREE TELEPHONE NUMBER FOR
                  SHAREHOLDERS OF GENERAL DYNAMICS CORPORATION

        Telephone inquiries regarding your stock should be made to First Chicago Trust Company's automated Toll-Free Telephone Response Center at:

                                1-800-519-3111

         PLEASE MARK YOUR                                                                                                       3515
[X]      VOTES AS IN THIS
         EXAMPLE

        This proxy when properly executed will be voted in the manner directed herein. On any other matters that may properly come~before the meeting, this proxy will be voted at the discretion of the proxies named on the face of this card as described in the accompanying Proxy Statement. If no direction is made, this proxy will be voted FOR Election of Directors, FOR Item 2, and AGAINST
Item 3.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEMS 1 AND 2.
-----------------------------------------------------------------------------
                     FOR     WITHHELD                    FOR  AGAINST  ABSTAIN THE BOARD OF DIRECTORS RECOMMENDS A
                                                                               VOTE AGAINST ITEM 3.
1. Election of       [ ]       [ ]     2. Selection of   [ ]    [ ]      [ ]   -----------------------------------------------------
   Directors                           Arthur Andersen                                                       FOR  AGAINST  ABSTAIN
   (See reverse)                                LLP as                         3. The Shareholder            [ ]    [ ]      [ ]
                                           independent                            Proposal with
                                          auditors for                            regard to foreign
                                                 2000.                            military transfers.
For all nominees listed on reverse, except vote withheld for the following
nominee(s):                                                                                  I WILL ATTEND THE MEETING AND   [ ]
                                                                                             REQUEST AN ADMISSION CARD.
-----------------------------------------------------------------------------

                                                                                   NOTE: Please sign exactly as name
                                                                                   appears hereon. Joint owners
                                                                                   should each sign. When signing as
                                                                                   attorney, executor, administrator,
                                                                                   trustee, or guardian, please give
                                                                                   full title as such.


                                                                                   -------------------------------------------------

                                                                                   -------------------------------------------------
                                                                                      SIGNATURE(S)                    DATE

                           /\ FOLD AND DETACH HERE /\

                                GENERAL DYNAMICS

Dear Shareholder,

General Dynamics Corporation encourages you to take advantage of new and convenient ways by which you can vote your shares. You can vote your shares electronically through the internet or the telephone. This eliminates the need to return to the proxy card.

To vote your shares electronically you must use the control number printed in the box above, just below the perforation. The series of numbers that appear in the box above must be used to access the system.


1.   To vote over the internet:
        - Log on to the internet and go to the web site
          HTTP://WWW.EPROXYVOTE.COM/GD


2. To vote over the telephone:
        - On a touch-tone telephone call 1-877-PRX-VOTE (1-877-779-8683) 24 hours a day, 7 days a week Toll 1-201-536-8073


Your electronic vote authorizes the named proxies in the same manner as if you marked, signed, dated, and returned the proxy card.

If you choose to vote your shares electronically, there is no need for you to mail back your proxy card.


                  YOUR VOTE IS IMPORTANT. THANK YOU FOR VOTING.